Exhibit 4.2

AMENDMENT TO INITIAL PUBLIC OFFERING WARRANTS

This AMENDMENT TO INITIAL PUBLIC OFFERING WARRANTS (this “Amendment”) is entered into as of September 17, 2023, by and between bioAffinity Technologies, Inc., a Delaware corporation (the “Company”), and [ ] (the “Holder”).

WHEREAS, the Holder is the holder of the following warrants that were issued in connection with the Holder’s purchase of [ ] Units in the Company’s initial public offering (each, a “Warrant” and together the “Warrants”): (1) one five-year tradeable warrant to purchase [ ] shares of the Company’s common stock, par value $0.007 per share (the “Common Stock”), issued on September 6, 2022, at an exercise price of $7.35 per share, and (2) one five-year non-tradeable warrant to purchase [ ] shares of Common Stock, issued on September 6, 2022, at an exercise price of $7.656 per share; and

WHEREAS, pursuant to Section 5(l) of the Warrants, the Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Warrants as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1. The first sentence of the Warrants is hereby amended to insert the following after (the “Holder”):

was issued this Warrant on September 6, 2022 (the “Issuance Date”) and such Holder

2. The first sentence of the Warrants is hereby further amended to amend the definition of “Initial Exercise Date” by deleting the words “the date hereof” and replacing such words with the following:

the date on which the amendment to the Company’s Amended and Restated Certificate of Incorporation is filed with and accepted by the Secretary of State of the State of Delaware which increases the number of shares of the Company’s authorized Common Stock to allow for full sufficient authorized and unissued shares of Common Stock for the full exercise of this Warrant and all outstanding warrants and the issuance of all of the shares of Common Stock underlying such warrants (the “Share Increase Date”),

3. The “Termination Date” of the Warrants is hereby amended to be the date that is the fifth year anniversary of the Issuance Date, provided that, if such date is not a Trading Day, insert the immediately following Trading Day.

4. The definition of “Warrant Agent Agreement” is hereby amended to replace the words “Initial Exercise Date” with “Issuance Date”.

5. The first sentence of Section 5(d) is hereby amended and restated in its entirety as follows:

The Company covenants that, from and after the Share Increase Date, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.

5. The following new Section 5(p) is added to the Warrants:

(p) The Holder acknowledges and agrees that the Company currently does not have sufficiently authorized and unissued and otherwise unreserved Common Stock for the purpose of issuing all of the Warrant Shares upon the exercise of this Warrant and will not exercise this Warrant for Warrant Shares to the extent the shares of Common Stock issuable upon exercise of this Warrant will be in excess of the Company’s available authorized and unissued and unreserved Common Stock. The Company shall no later than at its next annual meeting of stockholders submit to its stockholders a proposal for the approval of an increase in the number of authorized shares of Common Stock in an amount not less than the maximum amount of Warrant Shares issuable upon exercise of this Warrant and all other outstanding warrants without giving effect to any limitation on exercise set forth herein or therein (the “Stockholder Resolution”). In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. If, despite the Company’s reasonable best efforts, approval of the Stockholder Resolution is not obtained at such meeting, the Company shall cause an additional stockholder meeting to be held upon request of the Holder but no sooner than ninety (90) calendar days after any meeting until approval of the Stockholder Resolution is obtained.

6. Except as amended by this Amendment, the Warrants remain unaltered and shall remain in full force and effect.

7. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

8. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder.

9. This Agreement shall be governed, construed and interpreted in accordance with the laws of the state of New York, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY:
bioAffinity Technologies, Inc.

By:
Name:	Maria Zannes
Title:	Chief Executive Officer

HOLDER:

SCHEDULE OF WARRANT HOLDERS AND WARRANTS

Name of Holder	Date of Original Warrant	Number of Shares Issuable Upon Exercise of Warrant	Exercise Price of Warrant

Steven Girgenti	September 6, 2022	40,916 Tradeable Warrants	$7.35
Steven Girgenti	September 6, 2022	40,916 Non-Tradeable Warrants	$7.656
Maria Zannes	September 6, 2022	16,326 Tradeable Warrants	$7.35
Maria Zannes	September 6, 2022	16,326 Non-Tradeable Warrants	$7.656
The Harvey Sandler Revocable Trust	September 6, 2022	16,326 Tradeable Warrants	$7.35
The Harvey Sandler Revocable Trust	September 6, 2022	16,326 Non-Tradeable Warrants	$7.656